Old Point Financial Corporation
Consolidated Balance Sheet

Assets	30-Jun-03	30-Jun-02
Cash and due from banks	$17,685	$12,842
Investments:
Securities available for sale, at market	143,738	100,053
Securities to be held to maturity	14,665	32,765
Trading Account Securities	0	0
Federal Funds Sold	12,460	5,275
Loans (total)	391,247	363,311
Less reserve for loan losses	4,877	4,209
Net loans	386,370	359,102
Bank Premises and Equipment	13,303	13,538
Other Real Estate Owned	696	1,347
Other Assets:	10,945	10,706
Total Assets	$599,862	$535,628
Liabilities	30-Jun-03	30-Jun-02
Noninterest-bearing deposits	$101,718	$82,089
Savings deposits	161,799	148,210
Time Deposits	206,601	197,674
Total Deposits	470,118	427,973
Federal funds purchased and securities sold	19,144	20,704
under agreement to repurchase
Federal Home Loan Bank Advances	40,000	25,000
Interest-bearing demand notes issued to the	6,000	4,745
United States Treasury and other liabilities
for borrowed money
Other liabilities	2,449	2,286
Total Liabilities	537,711	480,708
Stockholders' Equity
Common stock, $5.00 par value	19,822	13,049
2003 2002
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 3,964,493 3,914,737
Surplus	12,097	10,738
Undivided profits	27,745	29,837
Accumulated other comprehensive income(loss)	2,487	1,296
Total stockholders' equity	62,151	54,920
Total liabilities and stockholders' equity	$599,862	$535,628

Old Point Financial Corporation
Consolidated Statements of Earnings
Interest Income	3 Mos Ended	3 Mos Ended	6 Mos Ended	6 Mos Ended
	30-Jun-03	30-Jun-02	30-Jun-03	30-Jun-02
Interest and Fees on loans	$6,746	$6,768	$13,433	$13,424
Interest on federal funds sold	33	49	93	91
Interest on securities
Taxable	1,056	1,056	2,137	2,184
Exempt from Federal income tax	553	586	1,120	1,182
Total interest on securities	1,609	1,642	3,257	3,366
Interest on trading account	0	0	0	0
Total interest income	8,388	8,459	16,783	16,881

Interest Expense

Interest on savings deposits	277	424	585	827
Interest on time deposits	1,650	2,113	3,401	4,362
Interest on federal funds purchased and	56	96	119	199
securities sold under agreement to repurchase
Interest on Federal Home Loan Bank advances	506	384	999	763
Interest on demands notes (note balances)	3	5	8	15
issued to the United States Treasury and on
other borrowed money
Total Interest expense	2,492	3,022	5,112	6,166

Net Interest Income	5,896	5,437	11,671	10,715
Provision for loan losses	300	400	600	700

Net interest income after provision for loan	5,596	5,037	11,071	10,015
losses

Other Income

Income from fiduciary activities	517	635	1,069	1,164
Service charges on demand deposits	730	731	1,444	1,429
Other service charges, commissions and fees	366	226	676	503
Other operating income	273	272	493	405
Security gains(losses)	24	4	29	9
Trading account income	0	0	0	0
Total Other income	1,910	1,868	3,711	3,510

Other Expenses

Salaries and employee benefits	2,982	2,692	5,904	5,306
Occupancy expense of bank premises	305	270	610	569
Furniture and equipment expense	412	414	821	820
Other operating expenses	1,227	1,152	2,257	2,223
Total other expenses	4,926	4,528	9,592	8,918

Income before taxes	2,580	2,377	5,190	4,607
Applicable income taxes	640	565	1,296	1,137

Net Income	1,940	1,812	3,894	3,470

Per Share
Based on weighted average number of common	3,955,511	3,906,603	3,948,406	3,904,821
shares outstanding
Basic Earnings per share	$0.49	$0.46	$0.99	$0.89
Diluted Earnings per share	$0.47	$0.45	$0.96	$0.87
Cash Dividends Declared	$0.12	$0.11	$0.24	$0.21